                                                                    EXHIBIT 99.1


----------------------------(BACKYARD BURGERS LOGO)-----------------------------



Contact:   Michael G. Webb
           Chief Financial Officer
           (901) 367-0888 Ext. 1226


             BACK YARD BURGERS ANNOUNCES SECOND QUARTER 2003 RESULTS


MEMPHIS, TENNESSEE (JULY 25, 2003) -- Back Yard Burgers, Inc. (Nasdaq SmallCap:BYBI) today announced results for the second quarter of 2003.

- Total revenues for the 13-week period ended June 28, 2003, were $10,188,000, a record second quarter for the company and an increase of 10.8% over total revenues for the 13 weeks ended June 29, 2002. The increase primarily is the result of the net increase of three company-operated restaurants since June 29, 2002. Franchise and area development fees increased due to opening of seven franchised restaurants in the 13-week period ended June 28, 2003, compared with three franchised restaurant openings in the year-earlier period. Royalty fees also rose over the year-earlier period due to a net increase of 19 franchised restaurants since June 29, 2002. Other revenues for the 13-week period ended June 28, 2003, also increased over the year-earlier period due to higher volume rebates from vendors, sales of proprietary spices to franchisees, and other miscellaneous revenues.

- Net income for the 13-week period ended June 28, 2003, was $435,000, or $0.09 per diluted share, a decrease of 19.0% from net income for the second quarter of 2002 of $537,000, or $0.11 per diluted share. During the second quarter of 2003, the company began testing a late-night operations program during which operations at company-operated restaurants were extended by three business hours. Management believes the implementation of a late-night operations program had a positive impact on sales in the short-term and should continue that trend over the long-term. However, implementation of the program has had and could continue to have a negative impact on profitability in the short term, due primarily to the additional investment in labor at the stores. The implementation of such a program takes time to communicate to the general public and to generate incremental sales adequate to offset the incremental costs. The company is currently communicating its new hours of operations at its stores with point-of-purchase material and in its radio and television advertisements. The cost of beef increased approximately 4.5% over the prior year and this, too, had a negative impact on quarterly earnings versus the prior year.

- For the second quarter of 2003, same-store sales for company-operated restaurants increased 0.9% from the comparable period in 2002 while same-store sales for franchised restaurants declined 6.9% for the same period. Same-store sales at company-operated restaurants were positively affected by the implementation of a late-night program and promotions offering certain menu items at discounted prices during the month of June 2003. These programs were not utilized by franchised restaurants during the second quarter of 2003. Year-to-date same-store sales for 2003 decreased 2.3% from the comparable period in 2002 for company-operated restaurants and 6.6% for franchised restaurants.

- Total revenues for the 26-week period ended June 28, 2003, totaled $18,762,000, compared with $17,375,000 in the prior-year period. Net income for the 26-week period ended June 28, 2003, was $685,000, or $0.14 per diluted share, compared with $764,000, or $0.15 per diluted share in the prior-year period.




                                     -MORE-


          1657 North Shelby Oaks Drive, Suite 105 | Memphis, TN 38134
                     Phone 901 367 0888 | Fax 901 367 0999
                  www.backyardburgers.com | Nasdaq Symbol BYBI

BYBI Reports Second Quarter Results
Page 2
July 25, 2003


- Unit activity for the quarter included seven franchised store openings (including four co-branded restaurants with Taco Bell operations under the company's Multi-Brand Development Agreement with YUM! Brands, Inc.) and two franchised store closings (both were co-branded restaurants with Pizza Hut operations under the company's Multi-Brand Development Agreement with YUM! Brands, Inc.).

As of June 28, 2003, the company's restaurant system comprised 128 units, including 42 company-operated stores and 86 franchised stores (of which eight were co-branded restaurants under the agreement with Yum! Brands, Inc.). Expansion plans for the remainder of 2003 include the opening of two company-operated stores and nine franchised stores.

Back Yard Burgers operates and franchises quick-service restaurants in the Memphis, Little Rock and Nashville markets as well as other markets across 17 states. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.

                             BACK YARD BURGERS, INC.
                         UNAUDITED FINANCIAL HIGHLIGHTS

                                           THIRTEEN WEEKS ENDED        TWENTY-SIX WEEKS ENDED
                                        -------------------------    --------------------------
                                         JUNE 28,       JUNE 29,       JUNE 28,       JUNE 29,
                                           2003           2002           2003           2002
                                        -----------    ----------    -----------    -----------
Restaurant sales                        $ 8,870,000    $8,279,000    $16,447,000    $15,590,000
Total revenues                           10,188,000     9,196,000     18,762,000     17,375,000
Income before income taxes                  669,000       853,000      1,054,000      1,213,000
Income taxes                                234,000       316,000        369,000        449,000

Net income                              $   435,000    $  537,000    $   685,000    $   764,000

Income per share:
    Basic                               $      0.09    $     0.11    $      0.14    $      0.16
    Diluted                             $      0.09    $     0.11    $      0.14    $      0.15

Weighted average shares outstanding:
    Basic                                 4,728,000     4,713,000      4,725,000      4,702,000
    Diluted                               5,061,000     5,097,000      5,020,000      5,078,000

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the number of company-operated and franchised restaurants and co-branded outlets the company anticipates opening during fiscal year 2003. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores or outlets because of weather, local permitting or other reasons; increased competition and competitive discounting; cost increases or shortages in raw food products; and the possibility of unforeseen events affecting the industry generally. The forward-looking statements reflect management's current expectations. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.


                                     -MORE-

BYBI Reports Second Quarter Results
Page 3
July 25, 2003



                             BACK YARD BURGERS, INC
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                THIRTEEN WEEKS ENDED    TWENTY-SIX WEEKS ENDED
                                                ---------------------   ----------------------
                                                06/28/03     06/29/02    06/28/03     06/29/02
                                                --------     --------    --------     --------
Revenues:
    Restaurant sales                            $  8,870     $ 8,279     $ 16,447     $ 15,590
    Franchise and area development fees               75          17          165           44
    Royalty fees                                     668         566        1,250        1,082
    Advertising fees                                 167         135          312          265
    Other                                            408         199          588          394
                                                --------     -------     --------     --------
       Total revenues                             10,188       9,196       18,762       17,375
                                                --------     -------     --------     --------

Expenses:
    Cost of restaurant sales                       2,939       2,588        5,357        4,879
    Restaurant operating expenses                  4,190       3,746        7,831        7,216
    General and administrative                     1,188       1,040        2,283        2,106
    Advertising                                      599         525        1,076          985
    Depreciation and amortization                    465         345          885          670
                                                --------     -------     --------     --------
       Total expenses                              9,381       8,244       17,432       15,856
                                                --------     -------     --------     --------

    Operating income                                 807         952        1,330        1,519

Interest income                                        1           4            4            8
Interest expense                                    (126)       (117)        (252)        (249)
Other, net                                           (13)         14          (28)         (65)
                                                --------     -------     --------     --------
    Income before income taxes                       669         853        1,054        1,213
Income tax provision                                 234         316          369          449
                                                --------     -------     --------     --------

Net income                                      $    435     $   537     $    685     $    764
                                                ========     =======     ========     ========

Income per share:
    Basic                                       $   0.09     $  0.11     $   0.14     $   0.16
                                                ========     =======     ========     ========
    Diluted                                     $   0.09     $  0.11     $   0.14     $   0.15
                                                ========     =======     ========     ========

Weighted average number of common shares and
    common equivalent shares outstanding:
       Basic                                       4,728       4,713        4,725        4,702
                                                ========     =======     ========     ========
       Diluted                                     5,061       5,097        5,020        5,078
                                                ========     =======     ========     ========


                                     -END-